Exhibit 99.1

Peregrine Semiconductor Announces Extension of Lock-Up Period

SAN DIEGO – (BUSINESS WIRE) Peregrine Semiconductor Corporation (Peregrine Semiconductor) (NASDAQ: PSMI), a fabless provider of high-performance radio frequency integrated circuits (RFICs), today announced that pursuant to the underwriting agreement in connection with its initial public offering (IPO), company agreements with certain stockholders, and individual lock-up agreements with the underwriters, the term of the lock-up agreements with its pre-IPO stockholders has been extended through February 10, 2013.

The lock-up agreements restrict dispositions of company securities within 180 days after the date of Peregrine Semiconductor’s final prospectus relating to the IPO, unless during the last 17 days of the 180-day restricted period, Peregrine Semiconductor issues an earnings release or other specified events occur, in which case the lock-up period is extended.

On January 24, 2013, Peregrine Semiconductor announced that it will issue its fourth quarter and full year 2012 earnings release on February 6, 2013. The lock-up agreements provide for an automatic extension until the expiration of the 18-day period beginning on the issuance of the earnings release, unless otherwise waived by the underwriters. The underwriters waived the full 18-day period extension but imposed an extension through February 10, 2013.

About Peregrine Semiconductor

Peregrine Semiconductor (NASDAQ: PSMI) is a fabless provider of high-performance radio frequency integrated circuits (RFICs). Our solutions leverage our proprietary UltraCMOS® technology, an advanced RF Silicon-On-Insulator process. Our products deliver what we believe is an industry-leading combination of performance and monolithic integration, and target a broad range of applications in the aerospace and defense, broadband, industrial, mobile wireless device, test and measurement equipment, and wireless infrastructure markets. Additional information is available on the Company’s website at http://www.psemi.com.

The Peregrine Semiconductor name, logo and UltraCMOS are registered trademarks, and DuNE, and HaRP are trademarks of Peregrine Semiconductor Corporation in the U.S.A., and other countries. All other trademarks are the property of their respective owners.

Company Contact:

Peregrine Semiconductor Corporation

Jay Biskupski, Chief Financial Officer

ir@psemi.com

or

Investor Relations Contact:

The Blueshirt Group

Suzanne Craig or Melanie Friedman

415-217-4962; 415-217-4964

Suzanne@blueshirtgroup.com

Melanie@blueshirtgroup.com